UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 19, 2024

Crexendo, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32277	87-0591719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 S. 52nd Street, Tempe, AZ 85281

(Address of Principal Executive Offices) (Zip Code)

(602) 714-8500

(Registrant’s Telephone Number, Including Area Code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 19, 2024, (incorrectly dated July 17, 2024 in the document) Crexendo, Inc. (the “Company”) entered into a Commercial Sublease Agreement (“Sublease”) with Acronis, Inc., a Delaware corporation to sublease office space which will be the headquarters for the Company. This Sublease commences on October 1, 2024, and continues for thirty-six (36) months through October 31, 2027. The Base monthly rent is as follows: October 1, 2024 – September 30, 2025, $27,599.00; October 1, 2025 – September 30, 2026, $28,853.50 and October 1, 2026 – October 31, 2027 $30,108.00. The Company is entitled to three months of rent abatement. The location is fully furnished and ready for immediate occupancy.

In addition, the Company may be partially responsible for operating costs. If Operating Costs (as defined in Section 6.3 of the Master Lease) exceed $20,000.00 in a Calendar Year, then the Company shall be responsible for fifty (50%) percent of the amount exceeding $20,000.00. Historically costs have not exceeded $20,000.00 in any year.

The foregoing description of the Agreement is not complete and is qualified in its entirety by the text of the Agreement and the lease, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Agreements (including the master lease executed by Acronis) have been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The Agreement contains representations, warranties, and covenants the assertions embodied in those representations, were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations and warranties in the Agreement should not be relied upon as characterizations of the actual state of facts about the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

10.1	Commercial Sublease Agreement between Acronis, Inc., a Delaware corporation and Crexendo, Inc, including all schedules and the master lease.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2024

Crexendo, Inc.

/s/ RONALD VINCENT
By:	Ronald Vincent
Chief Financial Officer

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